Exhibit 16.1

December 27, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Polished.com Inc. under Item 4.01(a) of its Form 8-K dated December 27, 2022. We agree with the statements concerning our Firm in such Form 8-K under Item 4.01(a); We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K and we are not in a position to agree or disagree with other statements of Polished.com Inc. contained therein.

Very truly yours,

/s/ Friedman LLP

Friedman LLP